808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett, Inc. Announces
2010 Third Quarter Earnings Results
Reports FFO of $0.36 Per Diluted Share
Revises 2010 FFO Guidance

SANTA MONICA, CALIFORNIA – November 2, 2010 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its 2010 third quarter financial results for the period ended September 30, 2010.

Financial Results
Funds From Operations (FFO) for the three months ended September 30, 2010 totaled $55.9 million, or $0.36 per diluted share, compared to $47.8 million, or $0.31 per diluted share, for the three months ended September 30, 2009.  Funds From Operations (FFO) for the nine months ended September 30, 2010 totaled $150.8 million, or $0.96 per diluted share, compared to $151.8 million, or $0.98 per diluted share, for the nine months ended September 30, 2009.

The Company reported a GAAP net loss attributable to common stockholders of $3.9 million, or ($0.03) per diluted share, for the three months ended September 30, 2010, compared to a GAAP net loss attributable to common stockholders of $8.8 million, or ($0.07) per diluted share, for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, the Company reported a GAAP net loss attributable to common stockholders of $21.2 million, or ($0.17) per diluted share, compared to $18.2 million, or ($0.15) per diluted share, for the nine months ended September 30, 2009.

Same Property Net Operating Income (NOI) on a cash basis decreased 1.0% for the three months ended September 30, 2010 compared to the three months ended September 30, 2009.  Same Property NOI on a GAAP basis for the three months ended September 30, 2010 decreased 2.3% compared to the three months ended September 30, 2009.

Company Operations
Office:  Total leasing activity during the third quarter of 2010 totaled 680,794 square feet in 190 leases signed by the Company, compared to the second quarter of 2010, which totaled 732,837 square feet, or 167 leases.  Total leasing activity included 70 new leases signed by the Company during the third quarter totaling 203,959 square feet, compared to 69 new leases totaling 257,123 square feet in the second quarter of 2010.

As of September 30, 2010, the Company’s office portfolio was 89.9% leased and 88.7% occupied, compared to 91.1% leased and 89.7% occupied at June 30, 2010. These figures exclude six properties owned by an unconsolidated fund managed by the Company.  As of September 30, 2010, the Company’s office portfolio, including the fund-owned properties, was 88.9% leased and 87.4% occupied, compared to 89.6% leased and 88.0% occupied at June 30, 2010.  The occupied percentage represents the leased portion of the Company’s office portfolio less those leases where the rent commencement date has yet to occur.

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Company Operations (cont’d)
Same property office revenues, on a cash basis, increased to $114.8 million in the third quarter of 2010 from $114.6 million in the third quarter of 2009.  Same property office expenses, on a cash basis, increased to $39.9 million in the third quarter of 2010 from $38.7 million in the third quarter of 2009.  Same property office revenues, on a GAAP basis, decreased to $122.4 million in the third quarter of 2010 from $123.5 million in the third quarter of 2009.  Same property office expenses, on a GAAP basis, increased to $39.8 million in the third quarter of 2010 from $38.7 million in the third quarter of 2009.

Multifamily:  Same property multifamily revenues, on a cash basis, were essentially flat at $16.1 million for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009. Same property multifamily revenues, on a GAAP basis, were essentially flat at $17.0 million for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.

As of September 30, 2010, the Company’s multifamily portfolio was 99.3% leased, which is flat compared to the percentage leased at June 30, 2010.

Cash Position
As of September 30, 2010, the Company had $281.7 million in cash and cash equivalents on hand compared to $72.7 million at December 31, 2009.

Financings
On September 30, 2010, the Company announced that it had obtained a seven-year $400 million term loan, which bears interest at a floating rate equal to one-month LIBOR plus 200 basis points. However, the Company has entered into an interest rate swap contract that effectively fixes the interest rate at 4.45% until July 1, 2015. The loan facility matures on October 2, 2017.  The term loan is secured by six of the Company’s office properties in Los Angeles and by Bishop Square in Honolulu, which was acquired by the Company on June 29, 2010.  A portion of the loan proceeds have been utilized to repay the outstanding balance of the Company’s credit facility, which is now retired, and the balance of the loan proceeds have been retained for other corporate opportunities.

Subsequent to the end of the third quarter, on November 1, 2010, the Company announced that it had obtained ten-year, cross-collateralized term loans aggregating $388.08 million.  The loans bear interest at a floating rate equal to one-month LIBOR plus 165 basis points. However, the Company has entered into interest rate swap contracts that effectively fix the interest rate at approximately 3.65% for seven years expiring on November 1, 2017.  The loans mature on November 2, 2020.  The term loans are secured by four of the Company’s multifamily properties in Brentwood and Santa Monica.  The loan proceeds fully repaid four loans totaling $388.08 million that were scheduled to mature on June 1, 2012.  The Company has also terminated the existing interest rate swap contracts that were scheduled to mature on August 1, 2011 and were related to the repaid loans.

Acquisitions
On October 22, 2010, the Company announced that its closed-end fund acquired Wilshire Bundy Plaza, a class “A” office building totaling more than 310,000 square feet for a contract price of $111 million, or approximately $358 per square foot.  The asset is located in the Company’s Brentwood submarket along the Wilshire Corridor.  In conjunction with this transaction, the fund assumed an amortizing term loan with a current principal balance of approximately $56.4 million and a 5.67% interest rate. The loan matures on April 1, 2016.

Dividends
During the quarter, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend was paid on October 15, 2010 to shareholders of record as of September 30, 2010. On an annualized basis, this represents a dividend of $0.40 per common share.

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Guidance
As previously noted, the Company has obtained new $388.08 million financing at an effective 3.65% interest rate and repaid existing loans totaling $388.08 million.  The Company terminated the interest rate swap contracts related to the loans that were repaid on November 1, 2010 for net cash payments totaling approximately $11.9 million.  The Company contemplates that, as a result of the swap contract terminations, there will be a one-time impact to FFO of cash and non-cash interest expense totaling approximately $13.9 million in the fourth quarter of 2010.  The Company is revising its full year 2010 FFO guidance range to $1.19 - $1.23 per diluted share from the previous range of $1.24 - $1.28. This guidance excludes any impact from future acquisitions, dispositions, equity purchases, debt financings or repayments, recapitalizations, or similar matters.

Conference Call and Webcast Information
A conference call to discuss the Company’s 2010 third quarter financial results is scheduled for Wednesday, November 3, 2010 at 2:00 pm Eastern Time or 11:00 am Pacific Time.  Interested parties can access the live call or the replay via the:

▪	Internet: Go to www.douglasemmett.com at least fifteen minutes prior to the start time of the call in order to register, download and install any necessary audio software.

▪	Phone: 877-298-7945 (U.S./Canada) or 706-758-2996 (International) – conference ID #14472714.

▪
Replay: A rebroadcast of the live call will be available for 90 days on the Company’s website, at www.douglasemmett.com. Alternatively, a digital replay will be available beginning at approximately 5:00 p.m. Eastern Time, on Wednesday, November 3, 2010 and ending at 11:59 pm Eastern Time, Wednesday, November 10, 2010 using 800-642-1687 (U.S./Canada), or 706-645-9291 (International) and conference ID #14472714.

Supplemental Information
Supplemental financial information for the Company’s 2010 third quarter financial results can be accessed on the Company’s website under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii. The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. The Company maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

--tables follow--

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Investment in real estate:
Land	$851,679	$835,407
Buildings and improvements	5,222,462	5,017,569
Tenant improvements and lease intangibles	576,761	534,084
Investment in real estate, gross	6,650,902	6,387,060
Less: accumulated depreciation	(856,767)	(688,893)
Investment in real estate, net	5,794,135	5,698,167

Cash and cash equivalents	281,681	72,740
Tenant receivables, net	1,921	2,357
Deferred rent receivables, net	46,937	40,395
Interest rate contracts	59,390	108,027
Acquired lease intangible assets, net	10,396	11,691
Investment in unconsolidated real estate funds	98,327	97,127
Other assets	27,542	29,428
Total assets	$6,320,329	$6,059,932

Liabilities
Secured notes payable	$3,658,000	$3,258,000
Unamortized non-cash debt premium	11,494	15,459
Interest rate contracts	159,918	237,194
Accrued interest payable	18,075	26,263
Accounts payable and accrued expenses	44,552	46,630
Acquired lease intangible liabilities, net	117,113	139,340
Security deposits	32,319	32,501
Dividends payable	12,350	12,160
Total liabilities	4,053,821	3,767,547

Equity
Douglas Emmett, Inc. stockholders’ equity:
Common stock	1,235	1,216
Additional paid-in capital	2,322,276	2,290,419
Accumulated other comprehensive income (loss)	(153,482)	(186,255)
Accumulated deficit	(370,007)	(312,017)
Total Douglas Emmett, Inc. stockholders’ equity	1,800,022	1,793,363
Noncontrolling interests	466,486	499,022
Total equity	2,266,508	2,292,385
Total liabilities and equity	$6,320,329	$6,059,932

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009 (1)
Revenues:
Office rental:
Rental revenues	$101,509	$99,463	$298,951	$307,219
Tenant recoveries	12,087	8,059	26,275	23,159
Parking and other income	17,485	15,939	48,874	49,977
Total office revenues	131,081	123,461	374,100	380,355

Multifamily rental:
Rental revenues	15,824	15,980	47,602	48,174
Parking and other income	1,165	986	3,364	3,110
Total multifamily revenues	16,989	16,966	50,966	51,284
Total revenues	148,070	140,427	425,066	431,639
Operating Expenses:
Office expenses	43,441	38,691	116,753	115,668
Multifamily expenses	4,596	4,560	13,598	13,363
General and administrative	7,101	5,585	18,895	17,895
Depreciation and amortization	57,621	55,529	167,874	172,332
Total operating expenses	112,759	104,365	317,120	319,258
Operating income	35,311	36,062	107,946	112,381
Gain on disposition of interest in unconsolidated real estate fund	―	―	―	5,573
Other income (loss)	257	56	654	(451)
Loss, including depreciation, from unconsolidated real estate funds	(1,810)	(1,904)	(5,514)	(1,229)
Interest expense	(38,498)	(45,326)	(129,308)	(139,154)
Acquisition-related expenses	(3)	―	(295)	―
Net loss	(4,743)	(11,112)	(26,517)	(22,880)
Less: Net loss attributable to noncontrolling interests	847	2,306	5,343	4,725
Net loss attributable to common stockholders	$(3,896)	$(8,806)	$(21,174)	$(18,155)
Net loss per common share – basic and diluted (2)	$(0.03)	$(0.07)	$(0.17)	$(0.15)
Weighted average shares of common stock outstanding – basic and diluted (2)	123,077	121,486	122,356	121,548

(1)
Douglas Emmett Fund X, LLC (Fund X) was deconsolidated from our financial statements as of the end of February 2009 and is presented on an unconsolidated basis beginning March 2009.  As a result, the consolidated operating results of Douglas Emmett, Inc. for 2009 presented above reflect the impact of the properties owned by Fund X only for the months of January and February 2009 on a consolidated basis. For a comparison of quarterly results excluding Fund X, see our Same Property Financial Data.

(2)
Basic and diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and include common stock plus dilutive equity instruments, as appropriate.  This amount excludes OP units and vested LTIP units (Long-Term Incentive Plan units that are limited partnership units in our OP), which are included in the non-GAAP calculation of diluted shares on the following page of this release.

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Funds From Operations (FFO) (1)
Net loss attributable to common stockholders	$(3,896)	$(8,806)	$(21,174)	$(18,155)
Depreciation and amortization of real estate assets	57,621	55,529	167,874	172,332
Net loss attributable to noncontrolling interests	(847)	(2,306)	(5,343)	(4,725)
Gain on disposition of interest in unconsolidated real estate fund	―	―	―	(5,573)
Less: adjustments attributable to consolidated joint venture
and unconsolidated investment in real estate funds	3,068	3,366	9,445	7,934
FFO	$55,946	$47,783	$150,802	$151,813

Weighted average share equivalents outstanding - fully diluted	156,564	155,439	156,340	155,622
FFO per share - fully diluted	$0.36	$0.31	$0.96	$0.98

(1)
We calculate funds from operations before noncontrolling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.  However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Douglas Emmett, Inc.
Same Property Statistical and Financial Data
(unaudited and in thousands, except statistics)

	As of September 30,
	2010	2009
Same Property Office Statistics
Number of properties	49	49
Rentable square feet	11,891,405	11,889,279
% leased	89.9%	91.8%
% occupied	88.6%	90.7%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
% leased	99.3%	99.4%

	Three Months Ended September 30,
	2010	2009	% Favorable (Unfavorable)
Same Property Net Operating Income – GAAP Basis (1) (3)
Total office revenues	$122,386	$123,461	(0.9)%
Total multifamily revenues	16,989	16,966	0.1
Total revenues	139,375	140,427	(0.7)

Total office expense	(39,840)	(38,691)	(3.0)
Total multifamily expense	(4,596)	(4,560)	(0.8)
Total property expense	(44,436)	(43,251)	(2.7)

Same Property NOI - GAAP basis	$94,939	$97,176	(2.3)%

Same Property Net Operating Income - Cash Basis (1) (2) (3)
Total office revenues	$114,844	$114,608	0.2%
Total multifamily revenues	16,121	16,085	0.2
Total revenues	130,965	130,693	0.2

Total office expense	(39,885)	(38,736)	(3.0)
Total multifamily expense	(4,596)	(4,560)	(0.8)
Total property expense	(44,481)	(43,296)	(2.7)

Same Property NOI - cash basis	$86,484	$87,397	(1.0)%

NOTE:  See below for a description of same property, cash basis and NOI.

Douglas Emmett, Inc. Announces 2010 Third Quarter Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss)
(unaudited and in thousands)

	Three Months Ended September 30,
	2010	2009
Same property office revenues - cash basis (1) (2)	$114,844	$114,608
GAAP adjustments	7,542	8,853
Same property office revenues - GAAP basis	122,386	123,461
Same property multifamily revenues - cash basis	16,121	16,085
GAAP adjustments	868	881
Same property multifamily revenues - GAAP basis	16,989	16,966
Same property revenues - GAAP basis	139,375	140,427
Same property office expenses - cash basis	(39,885)	(38,736)
GAAP adjustments	45	45
Same property office expenses - GAAP basis	(39,840)	(38,691)
Same property multifamily expenses - cash basis	(4,596)	(4,560)
GAAP adjustments	―	―
Same property multifamily expenses - GAAP basis	(4,596)	(4,560)
Same property expenses - GAAP basis	(44,436)	(43,251)
Same property Net Operating Income (NOI) (3)- GAAP basis	94,939	97,176
Non-comparable office revenues	8,695	―
Non-comparable office expenses	(3,601)	―
Total property NOI - GAAP basis	100,033	97,176
General and administrative expenses	(7,101)	(5,585)
Depreciation and amortization	(57,621)	(55,529)
Operating income	35,311	36,062
Gain on disposition of interest in unconsolidated real estate fund	―	―
Other income (loss)	257	56
Loss, including depreciation, from unconsolidated real estate funds	(1,810)	(1,904)
Interest expense	(38,498)	(45,326)
Acquisition-related expenses	(3)	―
Net loss	(4,743)	(11,112)
Less: Net loss attributable to noncontrolling interests	847	2,306
Net loss attributable to common stockholders	$(3,896)	$(8,806)

(1)
To facilitate a more meaningful comparison of NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as “same properties”.  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us during the entire span of both periods compared.  Therefore, any properties either acquired after the first day of the earlier comparison period or sold or unconsolidated before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)
NOI (as defined in the next footnote) includes the revenue and expense directly attributable to our real estate properties calculated in accordance with GAAP, and is specifically labeled as “GAAP basis.”  We also believe that NOI calculated on a cash basis is useful for investors to understand our operations.  Cash basis NOI is also a non-GAAP measure, which we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.  Accordingly, cash basis NOI should be considered only as a supplement to net income as a measure of our performance.  Cash basis NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  Cash basis NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.

(3)
Reported net income (or loss) is computed in accordance with GAAP.  In contrast, net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that we own and operate.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, noncontrolling interests in consolidated partnerships, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.  Management uses NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.  We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP.